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                                                                     Exhibit 4.5

                             AMENDMENT TO AGREEMENT

         This Amendment to Agreement ("Amendment"), is made and entered into this 18th day of February, 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and Crooks Hollow Road, LLC, a Cayman Islands limited liability company, ("CHR"), upon the following premises:

         A. On or about May 10, 2000, Chequemate and CHR entered into a Registration Rights Agreement (the "Registration Agreement"), under the terms of which Chequemate agreed to file, on or before July 10, 2000, a registration statement on Form S-3, or other appropriate registration form (the "registration statement"), and to include in the registration statement, the shares and warrants issued to CHR pursuant to the terms of a Common Stock Purchase Agreement between Chequemate and CHR dated May 10, 2000 (the "Stock Purchase Agreement"), and related form of Common Stock Purchase Warrant (the "Warrant") of the same date. On or about May 28, 2000, the parties entered into a Modification Agreement (the "Modification Agreement"), which amended and modified certain terms of the Stock Purchase Agreement and Registration Agreement, as set forth therein.

         B. Because of various difficulties experienced by Chequemate over the past few months, Chequemate has not been able to complete and file a registration statement as contemplated, but is now prepared to do so, subject to obtaining the consent of CHR and other parties to be included in the registration statement.

         C. The parties have agreed to enter into this Amendment, in order to amend the Registration Agreement referred to above, to clarify or amend certain aspects of the Stock Purchase Agreement, and to allow Chequemate additional time to file the registration statement.

         NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

         1. Chequemate shall immediately, but in no event less than ten (10) days from the date of execution of this Amendment, provide a draft copy of the registration statement, to counsel for CHR, for its review, in accordance with paragraph 3(b) of the Registration Agreement. The registration statement shall include, for registration: (a) all of the initial shares issued to CHR pursuant to the Stock Purchase Agreement (671,463 shares), and the additional shares issued to CHR pursuant to the Modification Agreement (117,269 shares), or a total of 788,732 shares (the "Initial Shares"); and (b) all of the additional shares issuable to CHR pursuant to paragraph 2 below (the "Penalty Shares"). Chequemate shall have seven (7) business days following the review and comment of the registration statement by CHR's counsel, to make the initial filing of the registration statement with the U.S. Securities and Exchange Commission ("SEC"). Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable.

         2. In consideration of the undertaking set forth in paragraph 1 above, CHR hereby agrees to waive and release any claim it may have against Chequemate for failure to file a registration statement prior to the date hereof, except as provided in this paragraph 2. The parties hereby agree that, pursuant to paragraph 2(b) of the Registration Agreement, Chequemate is required to pay to CHR penalties and liquidated damages as set forth therein. The parties agree that, in accordance with paragraph 2(b) of the Registration Agreement (a) Chequemate is obligated to CHR in the amount of $509,544; and (b) each day thereafter, until the Effective Date of the registration statement (as defined in the Stock Purchase Agreement), Chequemate will incur an additional obligation to CHR in the amount of $2,800, all as set forth

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on the Addendum - Calculation of Penalties, attached hereto as Exhibit "A"
and incorporated herein by reference. (Such obligations are hereinafter referred to as the "Penalties").

         In lieu of cash payment(s) to cover the Penalties in accordance with paragraph 2(b) of the Registration Agreement, CHR agrees to accept, and Chequemate agrees to issue, restricted shares of common stock of Chequemate, on the terms set forth in this paragraph 2 (the "Penalty Shares"). Upon the execution of this Amendment (the "Initial Penalty Share Date"), Chequemate shall issue to CHR Penalty Shares to cover the period from the date of execution of the Registration Agreement to the date of this Amendment (the "Initial Penalty Period"), based on the average Closing Bid price for the five (5) consecutive Business Days prior to the date of this Amendment (the "Initial Penalty Share Price"), calculated as follows: Total Penalties During Initial Penalty Period Divided by Initial Penalty Share Price.

         On the Effective Date, Chequemate shall issue to CHR additional Penalty Shares for the period from the Initial Penalty Share Date through the Effective Date (the "Second Penalty Period"), based on the average Closing Bid Price for the five (5) consecutive Business Days ending five (5) days prior to the Effective Date (hereinafter the "Second Pricing Period") (the "Second Penalty Share Price"), calculated as follows: Total Penalties During Second Penalty Period Divided by Second Penalty Share Price.

         All capitalized terms which are not defined herein shall have the meaning as defined in the Stock Purchase Agreement and the Registration Agreement.

         All of the Penalty Shares shall be included in the registration statement pursuant to paragraph 1 above.

         3. CHR understands and acknowledges that the registration statement will include shares of common stock of Chequemate held by other parties (the "Other Selling Shareholders"), as set forth on Exhibit "B" attached hereto and incorporated herein by reference. CHR hereby consents to the inclusion in the registration statement, of the stock of the Other Selling Shareholders, as set forth on Exhibit "B." In addition, CHR hereby consents to the stock transactions set forth on Exhibit "C," attached hereto and incorporated herein by reference.

         4. CHR agrees to provide Chequemate with such information and documentation as may be reasonably requested in connection with the registration statement and other filings with the SEC, and to cooperate with Chequemate in connection with such filing(s).

         5. Except as amended and modified in this Amendment, the Stock Purchase Agreement, Registration Agreement and Modification Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date and year first above written.

                                     CHEQUEMATE INTERNATIONAL, INC.


                                     By /s/ Chandos Mahon
                                       ----------------------------------------
                                       Its: Chief Operating Officer


                                     CROOKS HOLLOW ROAD, L.L.C.


                                     By /s/
                                       ----------------------------------------
                                       Its: